Exhibit 10.8

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”) is entered into as of August 5, 2025, by and between (i) EQV Ventures Acquisition Corp., a Cayman Islands exempted company (“EQV”), (ii) Prometheus PubCo Inc., a Delaware corporation (“ParentCo”), (iii) Prometheus Holdings, LLC, a Delaware limited liability company (“EQV Holdings”), (iv) Presidio Investment Holdings LLC, a Delaware limited liability company (the “Company”), and (v) the signatory hereto labeled as a “Rollover Investor” on such signatory’s signature page (“Rollover Investor”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 1 of this Agreement, or if not defined herein, the meanings set forth in the BCA (as defined below).

WHEREAS, EQV, ParentCo, EQV Holdings, Prometheus PubCo Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of ParentCo, Prometheus Merger Sub LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of EQV Holdings, and the Company have entered into that certain Business Combination Agreement, dated as of the date hereof (the “BCA”);

WHEREAS, EQV Ventures Sponsor LLC, a Delaware limited liability company (“Sponsor”), EQV, ParentCo and the Rollover Investor have entered into that certain Securities Contribution and Transfer Agreement, dated as of the date hereof (the “SCTA”), pursuant to which Sponsor has agreed to contribute to the capital of EQV certain of the Founder Shares (as defined therein) and EQV has irrevocably agreed to accept such Founder Shares, and ParentCo has agreed to issue shares of Class A common stock of ParentCo, par value $0.0001 per share (“ParentCo Class A Shares”), to the Rollover Investor;

WHEREAS, at the Closing, (i) the Rollover Investor shall, in accordance with the BCA and the terms of this Agreement, contribute its ParentCo Class A Rollover Units, if any, to ParentCo in exchange for ParentCo Class A Shares, and (ii) the EQV Holdings Rollover Units, if any, will, in accordance with Section 2.1(g)(iv) of the BCA and the terms of this Agreement, convert into the right to receive a number of EQV Holdings Common Units, as set forth in more detail herein;

WHEREAS, Rollover Investor desires to subscribe for and purchase from ParentCo, and ParentCo desires to sell to Rollover Investor, a number of shares of Class B common stock of ParentCo, par value $0.0001 per share (“ParentCo Class B Shares”) equal to the number of EQV Holdings Common Units received pursuant to Section 2, if any, as set forth in more detail herein; and

WHEREAS, at the Closing, Sponsor, EQV, ParentCo, EQV Holdings, EQV Resources Intermediate LLC, a Delaware limited liability company, Rollover Investor and certain other parties will enter into a Registration and Stockholders’ Rights Agreement in substantially the form attached as Exhibit K to the BCA.

In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

Section 1. Definitions. For the purposes of this Agreement, the following term has the meaning set forth below:

“EQV Holdings Rollover Units” means a number of Class A Units of the Company held by Rollover Investor, having an aggregate dollar value equal to the amount, set forth opposite Rollover Investor’s name on their signature page to this Agreement under the headings “EQV Holdings Rollover Units” and “EQV Holdings Rollover Amount”, as may be updated by Rollover Investor pursuant to Section 2A(iii) below, that the Rollover Investor elects to have converted to EQV Holdings Common Units by virtue of the Company Merger.

“Party” or “Parties” mean, unless context otherwise requires, a party or the parties to this Agreement, including EQV, ParentCo, EQV Holdings, the Company and Rollover Investor.

“ParentCo Class A Rollover Units” means a number of Class A Units of the Company held by Rollover Investor, and having an aggregate dollar value equal to the amount, set forth opposite Rollover Investor’s name on their signature page to this Agreement under the headings “ParentCo Class A Rollover Units” and “ParentCo Class A Rollover Amount”, as may be updated by Rollover Investor pursuant to Section 2A(iii) below, that the Rollover Investor elects to contribute to ParentCo.

“Rollover Units” means, the EQV Holdings Rollover Units and the ParentCo Class A Rollover Units.

Section 2.	Rollover Conversion and Purchase.

2.A	Rollover.

(i) On the Closing Date, Rollover Investor shall contribute its ParentCo Class A Rollover Units, if any, to ParentCo in exchange for a number of ParentCo Class A Shares equal to the Rollover Investor’s portion of the Rollover Amount (as set forth in the column labeled “ParentCo Class A Rollover Amount” on the signature page hereto, subject to Section 2A(iii) below) divided by $10.00 (the “ParentCo Rollover”), and/or

(ii) By virtue of the Company Merger, the EQV Holdings Rollover Units, if any, shall be converted into the right to receive a number of EQV Holdings Common Units equal to Rollover Investor’s portion of the Rollover Amount (as set forth in the column labeled “EQV Holdings Rollover Amount” on the signature page hereto, subject to Section 2A(iii) below) divided by $10.00 (the “EQV Holdings Rollover”).

(iii) Subject to Section 2A(v), Rollover Investor may, by written notice to EQV, ParentCo and the Company, within 60 days following the date hereof (but in no event later than five Business Days prior to the Closing Date), reallocate the number of Rollover Units as between the ParentCo Class A Rollover Units and the EQV Holdings Rollover Units at such Rollover Investor’s discretion; provided that, for the avoidance of doubt, any amendment, waiver or modification of the aggregate number of Rollover Units shall be subject to Section 5D. Any such election shall be (x) subject to the terms of the BCA (including the definition of Pre-Closing Period Rollover Amount, if applicable) and (y) binding and irrevocable and coupled with an interest vested in ParentCo and/or EQV Holdings, as applicable.

(b) For the avoidance of doubt, Rollover Investor hereby agrees that it, he or she will not receive any Cash Consideration with respect to any ParentCo Class A Rollover Units and/or EQV Holdings Rollover Units contributed or rolled pursuant to this Agreement.

(c) Notwithstanding the foregoing, any Rollover Units distributed by NH Presidio Investments LLC to a Successor LP will automatically and irrevocably be included in the ParentCo Rollover.

2.B Purchase. Simultaneously with, and conditional upon, the consummation of the transactions contemplated in Section 2A, Rollover Investor agrees to subscribe for and purchase from ParentCo, and ParentCo agrees to sell to Rollover Investor, a number of ParentCo Class B Shares equal to the number of EQV Holdings Common Units, if any, to be distributed to Rollover Investor pursuant to Section 2A(ii), by payment via wire transfer of immediately available funds to one or more accounts designed in writing by ParentCo to Rollover Investor, in each case for a purchase price per ParentCo Class B Share equal to $0.0001 per ParentCo Class B Share.

Section 3. Representations and Warranties of Rollover Investor. Rollover Investor hereby represents and warrants to EQV, ParentCo and EQV Holdings as of the date hereof and as of the Closing that:

3.A Authority. Rollover Investor possesses all requisite capacity, power and authority to execute and deliver this Agreement and to perform Rollover Investor’s obligations hereunder.

3.B Enforceability. This Agreement has been duly executed and delivered by Rollover Investor, and assuming due authorization, execution and delivery by each other Party, constitutes the legal, valid and binding obligation of Rollover Investor, enforceable in accordance with its terms.

3.C No Violation. Neither the execution and delivery of this Agreement by Rollover Investor, or the consummation of the transactions contemplated hereby, shall (i) violate any applicable Law or Order to which such Rollover Investor is subject, (ii) with or without notice or lapse of time or both, result in a breach, violation, default or termination of, cancellation of or acceleration of obligations under, or loss of benefit under, or default under, or require the consent or approval of any third-party under, require a notice with a third-party under or give rise to or permit the imposition of any Lien (other than Permitted Liens) on any asset or properties of the Group Companies under any Contract to which any Group Company is a Party or Rollover Investor or the Rollover Units is subject or (iii) result in a breach or violation of, or default under, the Governing Documents of the Company, in each case, other than any violations or breaches that, with respect to clauses (i) and (ii) and individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Rollover Investor to consummate the transactions contemplated by, or perform its obligations under, this Agreement. Such Rollover Investor is neither Party to, nor bound by, any consulting agreement, noncompete agreement, non-solicitation agreement or confidentiality agreement or any other agreement which could impair, prohibit, restrict or otherwise interfere with such Rollover Investor’s obligations hereunder or the ownership of the EQV Holdings Common Units, ParentCo Class A Shares or ParentCo Class B Shares.

3.D Ownership. Rollover Investor is the beneficial and record owner of each of the Rollover Units. Rollover Investor has good, valid and marketable title to the Rollover Units, free and clear of any and all Liens, other than Permitted Liens. Other than this Agreement, there are no outstanding options, warrants or Contracts or any other rights of any Person to acquire the Rollover Units. Rollover Investor does not own, beneficially or of record, any Equity Interests or other securities (debt, equity or otherwise) in the Company, other than the Rollover Units and any Equity Interests of the Company that will be converted pursuant to Section 2.1(g)(iv) of the BCA. For the avoidance of doubt, Rollover Investor hereby acknowledges and agrees that the ParentCo Class A Shares and/or EQV Holdings Common Units, if any, received hereunder constitute full and fair consideration for the rollover of Rollover Investor’s Rollover Units, notwithstanding anything to the contrary in the Governing Documents of the Company, and Rollover Investor irrevocably waives any and all rights to receive any other form of or additional consideration in connection with the transactions contemplated by the BCA and this Agreement.

3.E Investment Intent. The ParentCo Class A Shares and/or EQV Holdings Common Units acquired by Rollover Investor pursuant to this Agreement will be acquired for Rollover Investor’s own account and not with a view to, or intention of, distribution thereof in violation of any applicable Laws, and no ParentCo Class A Shares and/or EQV Holdings Common Units will be disposed of in contravention of any applicable Laws.

3.F Accredited Investor. Such Rollover Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the ParentCo Class A Shares and/or EQV Holdings Common Units.

3.G Investment Risk. Rollover Investor is able to bear the economic risk or loss of Rollover Investor’s investment in the ParentCo Class A Shares and/or EQV Holdings Common Units, which are subject to substantial restrictions on transfer set forth herein and in Governance Documents of ParentCo or EQV Holdings, as applicable, and, therefore, cannot be sold or transferred unless subsequently registered under applicable state and federal securities Laws, or an exemption from such registration is available, and in compliance with such restrictions on transfer.

3.H Returns. Rollover Investor understands and agrees that (A) the investment in ParentCo and EQV Holdings involves a high degree of risk, (B) in the future the ParentCo Class A Shares and/or EQV Common Units, may significantly increase or decrease in value and (C) no guarantees or representations have been made or can be made with respect to the future value of the ParentCo Class A Shares and/or EQV Common Units, or the future profitability or success of ParentCo, EQV Holdings or any of its or their subsidiaries.

3.I Dilution. Rollover Investor acknowledges and agrees that there may be additional issuances of Equity Interests in ParentCo or EQV Holdings, as applicable, and its and their subsidiaries after the date hereof and the Equity Interest of Rollover Investor in ParentCo or EQV Holdings may be diluted in connection with any such issuance, in each case subject to the terms of ParentCo’s or EQV Holdings’ Governance Documents.

3.J Review; Examination. Rollover Investor has had an opportunity to ask questions and receive answers from EQV, ParentCo and EQV Holdings, as applicable, and its and their representatives concerning the terms and conditions of this Agreement and the BCA (the “Transaction Documents”) and the offering of the ParentCo Class A Shares and/or EQV Holdings Common Units, and has had full and free access and opportunity to inspect, review, examine and inquire about all financial and other information concerning EQV, ParentCo and EQV Holdings, as applicable, and its and their subsidiaries as Rollover Investor has requested. Rollover Investor has had an opportunity to consult with Rollover Investor’s own tax counsel as to the U.S. federal, state, local and non-U.S. tax consequences of the transactions contemplated by the Transaction Documents and independent legal counsel regarding Rollover Investor’s rights and obligations under the Transaction Documents and fully understands the terms and conditions contained herein and therein. Rollover Investor is not relying on EQV, ParentCo, EQV Holdings or any of its or their Affiliates’ employees, agents or representatives with respect to the legal, tax, economic, and related considerations of an investment in the ParentCo Class A Shares and/or EQV Holdings Common Units.

3.K No Reliance. In acquiring the ParentCo Class A Shares and/or EQV Holdings Common Units, Rollover Investor is not relying on (and Rollover Investor hereby expressly disclaims) any and all representations, warranties or information (including any projections or forecasts) that may have been provided to Rollover Investor from EQV, ParentCo, EQV Holdings or any of its or their Affiliates or representatives or any other person, except only for the representations and warranties of EQV, ParentCo and EQV Holdings, as applicable, expressly set forth in Section 4 hereof.

3.L No Binding Commitment. NH Presidio Investments LLC does not have, and to the knowledge, without any duty of inquiry or investigation, of NH Presidio Investments LLC, none of its Successor LPs (if applicable) has, a present plan or intention or a binding commitment to dispose of any ParentCo Class A Shares received hereunder.

Section 4. Representations and Warranties of EQV, ParentCo and EQV Holdings. EQV, ParentCo and EQV Holdings hereby represent and warrant (severally, and not jointly) to Rollover Investor as of the date hereof and as of the Closing that:

4.A Organization. Each of EQV, ParentCo and EQV Holdings is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and (ii) duly qualified or licensed to do business and in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing has not had, and would not reasonably be expected to prevent or materially impar or materially delay the ability of such Person to consummate the transactions contemplated hereby.

4.B Authorization. Each of EQV, ParentCo and EQV Holdings has the limited liability company or corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each of EQV, ParentCo and EQV Holdings has taken all limited liability company actions or proceedings required to be taken by or on the part of EQV, ParentCo or EQV Holdings, as applicable, to authorize and permit the execution and delivery by EQV, ParentCo and EQV Holdings, as applicable, of this Agreement and the performance by EQV, ParentCo and EQV Holdings, as applicable, of its and their obligations hereunder the consummation of the transactions contemplated hereby.

4.C Enforceability. This Agreement has been duly executed and delivered by each of EQV, ParentCo and EQV Holdings, and assuming due authorization, execution and delivery by each other Party, constitutes the legal, valid and binding obligation of EQV, ParentCo and EQV Holdings, enforceable in accordance with its terms.

4.D No Violation. Neither the execution and delivery by EQV, ParentCo or EQV Holdings of this Agreement nor the consummation by EQV, ParentCo or EQV Holdings of the transactions contemplated hereby will (i) violate any applicable Law or Order to which EQV, ParentCo or EQV Holdings is subject, (ii) result in a material breach, violation or termination or, or acceleration of obligations under, or material default under, or require the consent of any third-party under, any material Contract to which EQV, ParentCo or EQV Holdings is a Party, except for such breaches, violations, terminations, accelerations, defaults or consents as would not reasonably be expected to prevent or materially impar or materially delay the ability of EQV, ParentCo or EQV Holdings to consummate the transactions contemplated hereby or (iii) result in a material breach or violation of, or material default under, the Governing Documents of EQV, ParentCo or EQV Holdings, in each case, other than any violations or breaches that, with respect to clauses (i) and (ii) and individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of EQV, ParentCo or EQV Holdings to consummate the transactions contemplated by, or perform its obligations under, this Agreement.

4.E Equity Interests. The ParentCo Class A Shares and/or EQV Interests, as applicable, when issued to Rollover Investor in accordance with this Agreement, will be validly issued, fully paid and nonassessable and will be issued to the Rollover Investor free and clear of all Liens other than those set forth in the Governing Documents of ParentCo and EQV Holdings, as applicable, and those arising under state and federal securities Laws.

4.F Additional Representations and Warranties of EQV, ParentCo and EQV Holdings. Subject to the qualifications, exceptions and disclosures related thereto in the BCA, EQV, ParentCo and EQV Holdings hereby make each of the representations and warranties of the EQV Parties, each with respect to itself (as defined in the BCA) set forth in Section 4.3, Section 4.4, Section 4.5, Section 4.6, Section 4.7, Section 4.10, Section 4.13, Section 4.14, Section 4.15 and Section 4.17 of the BCA (as if such representations and warranties were initially made to Rollover Investor and set forth in this Agreement in their entirety, mutatis mutandis).

4.G No Reliance. Each of EQV, ParentCo and EQV Holdings is not relying on (and each hereby expressly disclaims) any and all representations, warranties or information (including any projections or forecasts) that may have been provided to EQV, ParentCo or EQV Holdings from Rollover Investor or any of its Affiliates or representatives or any other person, except only for the representations and warranties of Rollover Investor expressly set forth in Section 3 hereof.

Section5.	Miscellaneous.

5.A Intended Tax Treatment. For U.S. federal (and applicable state or local) income tax purposes, EQV, ParentCo, EQV Holdings, the Company, and the Rollover Investors intend and agree to treat (and, if applicable, to cause its Affiliates to treat) the ParentCo Rollover, the EQV Holdings Rollover, and the purchase described in Section 2B as set forth in Section 7.1(a) of the BCA. The parties hereto (and, if applicable, their Affiliates) shall prepare and file all Tax Returns in a manner consistent with the foregoing tax treatment and shall not take any action or position inconsistent with the foregoing tax treatment for any tax purposes, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code.

5.B Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party except to their Affiliates, (including by operation of Law, including in connection with a merger or consolidation or conversion of EQV) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 5B shall be null and void.

5.C Severability. Whenever possible, each provision hereof (or part thereof) shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof (or part thereof) or the application of any such provision (or part thereof) to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision (or part thereof) shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision (or part thereof), the Parties shall substitute in good faith as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision (or part thereof) as may be possible.

5.D Amendment and Waiver. No amendment or modification of any provision hereof shall be valid unless the same shall be in writing and signed by each Party. Any purported amendment or modification of any provision hereof that does not comply with this Section 5D shall be null and void. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

5.E Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), (b) when delivered by e-mail prior to 5:00 p.m. Eastern Time on a Business Day, and, if otherwise, on the next Business Day, (c) one Business Day following sending by reputable overnight express courier (charges prepaid) or (d) three days following mailing by certified or registered mail, postage prepaid and return receipt requested, in each case, addressed as follows:

Notices to Rollover Investor:

The address set forth on

Rollover Investor’s

signature page

attached hereto

Notices to EQV, ParentCo or EQV Holdings:

c/o EQV Ventures Acquisition Corp.

1090 Center Drive

Park City, UT 84098

Attention:	Jerome Silvey, III
Tyson Taylor
Email:	tyson.taylor@eqvgroup.com
jerry.silvey@eqvgroup.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street

Attention:	William J. Benitez, P.C.
Julian	Seiguer, P.C.
Email:	wbenitez@kirkland.com
julian.seiguer@kirkland.com

5.F Counterparts; Email. This Agreement may be executed and delivered in one or more counterparts and by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the Party’s intent or the effectiveness of such signature.

5.G Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law), and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement, the BCA or any Ancillary Agreement to the extent expressly contemplated herein or therein and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 5G shall not be required to provide any bond or other security in connection with any such injunction.

5.H Governing Law; Waiver of Jury Trial; Jurisdiction. Section 10.7 of the BCA is hereby incorporated by reference, mutatis mutandis.

5.I Interpretation. Section 10.5 of the BCA is hereby incorporated by reference, mutatis mutandis.

5.J Non-Recourse. Except to the extent such person is a Party, and subject in all cases to the terms and conditions of and limitations herein, the Parties acknowledge and agree that no past, present or future director, officer, agent, Affiliate manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any of the Parties (each, a “Non-Recourse Person”), in such capacity, shall have any liability or responsibility (in contract, tort or otherwise) for any liabilities of any Party, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement. This Agreement may only be enforced against, and any action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against any Party and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 5J.

5.K Entire Agreement; Termination. This Agreement, the Ancillary Agreements and the BCA (together with all schedules and exhibits attached hereto and thereto) contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement will automatically and immediately terminate without any further action by any Person, upon the termination of the BCA in accordance with its terms.

5.L Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions set forth herein, and to applicable Laws, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated hereby), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby.

IN WITNESS WHEREOF, the Parties have executed this Rollover Agreement as of the date first written above.

EQV:

EQV Ventures Acquisition Corp.

By:
Name:
Its:

PARENTCO:

Prometheus PubCo Inc.

By:
Name:
Title:

EQV HOLDINGS:

Prometheus Holdings LLC

By:
Name:
Its:

Signature Page to Rollover Agreement

COMPANY:

PRESIDIO INVESTMENT HOLDINGS LLC

By:
Name:
Title:

EQV Holdings Rollover - Class A Units	EQV Holdings Rollover - Class B Units	EQV Holdings Rollover Amount	ParentCo Rollover - Class A Units	ParentCo Rollover - Class B Units	ParentCo Rollover Amount

Signature Page to Rollover Agreement